AMENDMENT NO. 1 TO
                          SHAREHOLDER RIGHTS AGREEMENT


         AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT, dated as of November 29, 2000 (this "Amendment"), between IMMUCOR, INC., a Georgia corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A., a national banking association (the "Rights Agent"), amends the SHAREHOLDER RIGHTS AGREEMENT, dated as of April 16, 1999 between the Company and the Rights Agent (the "Rights Agreement").



                                   WITNESSETH

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Plan prior to the Distribution Date in accordance with Section 27 of the Rights Plan.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set for thin the Rights Agreement and this Amendment, the parties hereby agree as follows:

         1. The Rights Agreement is hereby amended by deleting Section 1(a) thereof in its entirety and substituting following:

                  "(a) "Acquiring Person" shall mean any Person or group of Persons acting together, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, who or which, together with all Affiliates and Associates of such Person(s), shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company acting in accordance with and for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an "Acquiring Person" either

                  (i) as a result of the acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person; except that if

                  (A) a Person  would  become an  Acquiring  Person  but for the
                  operation  of  this   subclause   (i))  as  a  result  of  the
                  acquisition of Common Stock by the Company, and

                  (B) after such share acquisition by the Company, such Person or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Stock,

         then such Person shall be deemed an Acquiring Person; or

                  (ii) if within 8 days after such Person would otherwise have become an Acquiring Person (but for the operation of this subclause
         (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within 2 days after such notification, such Person is the Beneficial Owner of less than 5% of the outstanding shares of Common Stock."

         2. The Rights Agreement is hereby amended by deleting Section 3(a) thereof in its entirety and substituting following:

         "(a) Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii), as either of such periods may be extended pursuant to the provisions of Section 27 hereof, being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit A hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company may make the necessary and appropriate rounding adjustments so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

                      (continued on following page)



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         3. The Rights Agreement is hereby amended by deleting Section 11(a)(ii)
(B) thereof in its entirety and substituting following:

               "(B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, at any time after the Rights Dividend Effective Date, without the consent of a majority of the Continuing Directors, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, other than pursuant to any transaction set forth in Section 13(a) hereof, or pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by the Board of Directors (including, following the earlier of (x) a Triggering Event and (y) the date on which a Person Becomes an Acquiring Person, at least a majority of the Continuing Directors) to be (a) at a price which is fair to shareholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its shareholders, or ".

         4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

         5. The foregoing amendments contained in paragraphs 1, 2, and 3 shall be effective as of the date hereof and the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                      (continued on following page)



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.



                                 IMMUCOR, INC.


                                 By: /s/ Edward L. Gallup
                                 Edward L. Gallup, President



                                 EQUISERVE TRUST COMPANY, N.A.


                                 By:

                                 Name:
                                 Title: